Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2007, accompanying the consolidated financial statements included in the Annual Report of Horizon Offshore, Inc. on Form 10-K for the year ended December 31, 2006, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption “Experts.”.

/S/ GRANT THORNTON LLP

Houston, Texas

December 14, 2007